Exhibit 99.1

NASDAQ: OMRI	OMRIX Biopharmaceuticals, Inc. 630 5th Avenue, 22nd Floor, New York, NY 10111 Main: (212) 887-6500 www.omrix.com
OMRIX Biopharmaceuticals to Webcast Presentation at the Cowen and Company 28th
Annual Health Care Conference
New York, NY, March 11, 2008 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”) (NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, announced today that Robert Taub, Chief Executive Officer, is scheduled to give a company presentation at the Cowen and Company 28th Annual Health Care Conference on Monday, March 17, 2008 at 1:45 p.m. ET (10:45 a.m. PT) at The Boston Marriott Copley Place in Boston, Massachusetts.
A live webcast of the presentation will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. A replay of the webcast will become available approximately 1 hour after the conclusion of the live presentation and will be accessible for 90 days.
About Omrix Biopharmaceuticals, Inc.
Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’s biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.
Safe Harbor Statement
This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.
Contact:
OMRIX Biopharmaceuticals, Inc.
Francesca M. DeMartino, 212-887-6510
Senior Director, Investor Relations
francesca.demartino@omrix.com
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